FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR THIRD QUARTER 2014

•	Reports diluted GAAP Earnings Per Share of $0.07; Non-GAAP Earnings Per Share of $0.27

•	Company provides Fiscal Year 2014 Revised Non-GAAP EPS Guidance in the Range of $1.25 - $1.35 Per Share

•	Sales of Next Generation Products Reach $375.4 million in the Quarter, Representing 59.4% Growth vs Prior Year Quarter

•	Project Rejuvenate to Yield $500 million in Cost Savings by End of 2016

•	Company to Acquire Aptalis for $2.9 billion in Cash

•	Acquisition of Saphris completed on January 17th

NEW YORK, January 21, 2014 - Forest Laboratories, Inc. (NYSE: FRX), a leading, fully intergrated, specialty pharmaceutical company largely focused on the United States market, today announced that reported diluted earnings per share equaled $0.07 in the third quarter of fiscal 2014, compared to a reported loss per share of ($0.58) in the third quarter of fiscal 2013.  The third quarter of fiscal 2014 included a $45 million charge ($28.2 million net of tax) related to Project Rejuvenate.  Excluding acquisition related amortization and specified items, non-GAAP EPS for the third quarter of fiscal 2014 equaled $0.27 compared with a loss of ($0.21) per share in the third quarter of fiscal 2013.  In December 2013, the Company announced Project Rejuvenate, a cost savings initiative with a goal of streamlining operations and reducing $500 million in operating expenses by fiscal 2016.

Chief Executive Officer and President

"We just completed a highly productive quarter led by significant growth in sales and earnings. In my first 100 days at Forest we have accomplished a great deal, challenging the conventional wisdom,” said Brent Saunders, CEO & President.  "We took very important strategic actions that have jump-started the rejuvenation of Forest, including acquiring Saphris for $240 million, commencing Project Rejuvenate to reduce our cost base by $500 million, raising $1.2 billion through a bond offering, and announcing plans to acquire Aptalis for $2.9 billion.  We accomplished a lot but I am most proud of the way our teams responded to the challenges set for them.  This renewed sense of enthusiasm and motivation on the part of our team is contributing to the strong results we had this quarter."

Product Sales Performance

Net sales for the quarter increased 24.9% to $846.8 million, from $678.0 million in the prior year quarter.  The increase in sales was driven by sales of the Company’s next generation products which totaled $375.4 million, an increase of 59.4% compared with the third quarter of fiscal 2013.

Central Nervous System Franchise

•
Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, recorded sales of $363.7 million during the quarter, an increase of 5.2% from last year’s third quarter.  Namenda XR® (once-daily memantine HCl), recorded sales of $37.8 million during the quarter.  Namenda XR was launched in June 2013 and recorded sales of $11.5 million during the fiscal 2014 second quarter.

•
Viibryd® (vilazodone HCl), a selective serotonin reuptake inhibitor (SSRI) and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with MDD, recorded sales of $52.7 million during the quarter, an increase of 29.7% from last year’s third quarter.

•
Fetzima™ (levomilnacipran extended release capsules), a once-daily serotonin norepinephrine reuptake inhibitor (SNRI) for the treatment of adults with major depressive disorder (MDD), was commercially launched in December 2013 and recorded initial trade stocking of $8.0 million.

Respiratory Franchise

•
Daliresp® (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $26.8 million for the quarter, an increase of 53.4% from last year’s third quarter.

•
Tudorza® (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD, recorded sales of $20.4 million during the quarter.  Tudorza was launched in December 2012 and recorded initial trade stocking of $12.2 million during the fiscal 2013 third quarter.

Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, recorded sales of $130.7 million, an increase of 20.1% over the year-ago period.

Linzess® (linaclotide), a guanylate cyclase agonist for the treatment of both irritable bowel syndrome with constipation and chronic idiopathic constipation in adults, recorded sales of $51.0 million during the quarter.  Linzess was launched in December 2012 and recorded initial trade stocking of $19.2 million during the fiscal 2013 third quarter.

Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor for the management of fibromyalgia, recorded sales of $25.6 million, an increase of 0.2% from last year’s third quarter.

Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $22.3 million, an increase of 93.2% over last year’s third quarter.

Contract Revenue was $31.6 million in the current quarter compared to $38.3 million in the prior year third quarter.  Benicar® (olmesartan medoxomil) co-promotion income totaled $30.2 million, a decrease of $5.8 million, compared to $36.0 million in last year’s third quarter.  Per the agreement with Daichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company receives a residual royalty until the end of March 2014.

Cost of Sales as a percentage of revenue was 20.8% compared with 21.4% in last year’s third quarter.

Selling, General and Administrative expense for the current quarter was $455.0 million as compared to $428.4 million in the year-ago quarter.   Selling, general and administrative (SG&A) expenses for the three months ended December 31, 2013 included $18 million of expenses related to Project Rejuvenate for post-employment benefits.  Excluding this expense, total SG&A was $437.0 million, an increase of 2.0% over last year’s third quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Fetzima, Namenda XR, Linzess, Tudorza, Viibryd, Daliresp and Teflaro.

Research and Development for the current quarter was $219.5 million compared with $325.3 million in last year’s third quarter.  The current quarter included $40.0 million in development milestone expenses, no upfront payments, and $27 million in expenses related to Project Rejuvenate for post-employment benefits. The prior year quarter included $44.5 million of milestone payments and $76 million in upfront licensing payments.  Excluding the impact from milestone payments, Project Rejuvenate, and upfront licensing payments, R&D expense decreased 25.5% for the current quarter.

Income Tax Expense for the quarter was $4.4 million, reflecting a quarterly effective tax rate of 19.5%.

Reported Net Income for the quarter ended December 31, 2013 was $18.0 million or $0.07 per diluted share compared to a loss of $153.6 million or $0.58 per diluted share reported for last year’s third quarter.

Diluted Weighted Average Shares Outstanding at December 31, 2013 was approximately 272,901,000.

Nine Month Results

Revenues for the nine months ended December 31, 2013 increased 12.0% to $2,554.6 million compared to $2,280.2 million in the prior year.

Net income for the nine months ended December 31, 2013 increased $188.8 million to $111.2 million compared to a loss of $77.5 million in the prior year nine-month period.  Reported diluted GAAP earnings per share increased $0.70 to $0.41 per share in the current year’s nine months as compared to a loss of $0.29 per share in last year’s nine months.

Fiscal 2014 Guidance

The Company now expects that Non-GAAP earnings per share for the fiscal year ending March 31, 2014 will be in the range of $1.25 to $1.35.

Other Developments

•
In December the Company announced Project Rejuvenate, a series of significant strategic actions to streamline operations and reduce costs.  The goals of Project Rejuvenate are to make the Company more nimble in responding to a changing environment and to reduce operating expenses by $500 million by the end of FY2016 relative to the FY2014 cost base.

•
The Board of Directors authorized the repurchase of up to $1 billion of common stock, and the Company also announced that it issued $1.2 billion in new long-term debt through an offering of 8-year senior unsecured 5% fixed rate notes.

•
The Company announced the acquisition of exclusive rights in the United States for Saphris® (asenapine) sublingual tablets, a treatment for adult patients with schizophrenia or acute bipolar mania, for $240 million in cash, from a of wholly owned subsidiary of Merck & Co., Inc.  Saphris is an atypical antipsychotic approved by the US Food and Drug Administration (FDA) and launched in 2009.  The agreement closed on January 17th following regulatory review and satisfaction of all closing conditions.

•
On January 8th the Company announced that it has entered into a definitive agreement to acquire Aptalis, a privately held U.S. based specialty Gastrointestinal (GI) and Cystic Fibrosis company, for $2.9 billion in cash from its shareholders, including TPG, the global private investment firm.   The acquisition, which is under review by anti-trust authorities in the US, is expected to add approximately $700 million in sales, and be accretive to Non-GAAP EPS by approximately $0.78 in fiscal year 2015.

Use of Non-GAAP Financial Information

Forest provides non-GAAP financial measures as alternative views of the Company’s performance.  These measures exclude certain items (including costs, expenses, gains/(losses) and other specified items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends.  Management reviews these items individually and believes excluding these items provides information that enhances investors’ understanding of the Company’s financial performance.  Non-GAAP financial measures should be considered in addition to, but not in lieu of, net income and Earnings Per Share (EPS) prepared in accordance with accounting principles generally accepted in the United States (GAAP).  Non-GAAP financial measures have no standardized meaning prescribed by GAAP and therefore have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted income and its components and non-GAAP EPS (unlike GAAP net income and its components and EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP adjusted income and its components and non-GAAP EPS are presented solely to permit investors to more fully understand how management assesses performance.  A reconciliation between GAAP financial measures and non-GAAP financial measures follows:

Forest Laboratories, Inc.
Specified Items
For the Three and Nine Months Ended December 31, 2013 and 2012

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands)	2013	2012	2013	2012

Amortization arising from business combinations and acquisitions of product rights	$11,912	$9,473	$35,659	$27,257
Impact of specified items on Cost of goods sold	11,912	9,473	35,659	27,257

Amortization arising from business combinations and acquisitions of product rights	15,920	10,991	44,857	32,896
Project rejuvenate	18,000	--	18,000	--
Write-off of Nabriva note receivable	--	--	26,182	--
Impact of specified items on Selling, general and administrative	33,920	10,991	89,039	32,896

Project rejuvenate	27,000	--	27,000	--
Upfront payment to Adamas	--	65,000	--	65,000
Other licensing agreement payments	--	11,000	--	11,000
Impact of specified items on Research and development	27,000	76,000	27,000	76,000

Increase to pre-tax income	72,832	96,464	151,698	136,153

Income tax impact of specified items	(16,821)	--	(16,821)	--

Increase to net earnings	$56,011	$96,464	$134,877	$136,153

Forest Laboratories, Inc.
Reconciliation of Certain GAAP Line Items to Non-GAAP Line Items
For the Three and Nine Months Ended December 31, 2013 and 2012

Three Months Ended
December 31, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$696,126	$11,912	$708,038
Selling, general and administrative	454,981	33,920	421,061
Research and development	219,506	27,000	192,506
Operating income	21,639	72,832	94,471
Interest and other income (expense), net	683	–	683
Earnings before provision for taxes	22,322	72,832	95,154
Provision for taxes	4,361	16,821	21,182
Earnings after taxes	$17,961	$56,011	$73,972
Weighted average number of shares outstanding (diluted):	272,901	–	272,901

Three Months Ended
December 31, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$562,970	$9,473	$572,443
Selling, general and administrative	428,380	10,991	417,389
Research and development	325,290	76,000	249,290
Operating loss	(190,700)	96,464	(94,236)
Interest and other income (expense), net	6,409	–	6,409
Losses before provision for taxes	(184,291)	96,464	(87,827)
Provision for benefit	(30,683)	–	(30,683)
Losses after provision for taxes	$(153,608)	$96,464	$(57,144)
Weighted average number of shares outstanding (diluted):	266,018	–	266,018

Nine Months Ended
December 31, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$2,043,266	$35,659	$2,078,925
Selling, general and administrative	1,307,408	89,039	1,218,369
Research and development	596,288	27,000	569,288
Operating income	139,570	151,698	291,268
Interest and other income (expense), net	12,648	–	12,648
Earnings before provision for taxes	152,218	151,698	303,916
Provision for taxes	40,992	16,821	57,813
Earnings after taxes	$111,226	$134,877	$246,103
Weighted average number of shares outstanding (diluted):	270,832	–	270,832
	Nine Months Ended
	December 31, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$1,808,919	$27,257	$1,836,176
Selling, general and administrative	1,185,578	32,896	1,152,682
Research and development	723,295	76,000	647,295
Operating income (loss)	(99,954)	136,153	36,199
Interest and other income (expense), net	24,278	–	24,278
Earnings (losses) before provision for taxes	(75,676)	136,153	60,477
Provision for benefit	1,870	–	1,870
Earnings (losses) after provision for taxes	$(77,546)	$136,153	$58,607
Weighted average number of shares outstanding (diluted):	266,967	–	266,967

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three and Nine Months Ended December 31, 2013 and 2012

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2013	2012	2013	2012

Reported Net income (loss):	$17,961	$(153,608)	$111,226	$(77,546)
Specified items:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	11,912	9,473	35,659	27,257
Recorded in Selling, general and administrative	15,920	10,991	44,857	32,896

Project rejuvenate	45,000	–	45,000	–
Write-off of Nabriva note receivable	–	–	26,182	–
Upfront payment to Adamas	–	65,000	–	65,000
Other licensing agreement payments	–	11,000	–	11,000

Impact of specified items on provision for income taxes	(16,821)	–	(16,821)	–

Adjusted Non-GAAP earnings (losses):	$73,972	$(57,144)	$246,103	$58,607

Reported Diluted earnings (loss) per share:	$0.07	$(0.58)	$0.41	$(0.29)
Specified items:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.04	0.04	0.13	0.10
Recorded in Selling, general and administrative	0.06	0.04	0.17	0.12

Project rejuvenate	0.16	–	0.17	–
Write-off of Nabriva note receivable	–	–	0.10	–
Upfront payment to Adamas	–	0.24	–	0.24
Other licensing agreement payments	–	0.04	–	0.04

Impact of specified items on provision for income taxes	(0.06)	–	(0.06)	–
Rounding	–	0.01	(0.01)	0.01
Adjusted Non-GAAP earnings (losses) per share:	$0.27	$(0.21)	$0.91	$0.22

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2013	2012	2013	2012

Net revenue
Net sales	$846,784	$677,967	$2,455,066	$2,121,750
Contract revenue	31,612	38,314	99,555	158,426
Total revenue	878,396	716,281	2,554,621	2,280,176

Cost of goods sold	182,270	153,311	511,355	471,257

Gross profit	696,126	562,970	2,043,266	1,808,919

Operating expenses
Selling, general and administrative	454,981	428,380	1,307,408	1,185,578
Research and development	219,506	325,290	596,288	723,295
Total operating expenses	674,487	753,670	1,903,696	1,908,873

Operating income (loss)	21,639	(190,700)	139,570	(99,954)
Interest and other income (expense), net	683	6,409	12,648	24,278
Income (loss) before income taxes	22,322	(184,291)	152,218	(75,676)
Income tax expense (benefit)	4,361	(30,683)	40,992	1,870
Net income (loss)	$17,961	$(153,608)	$111,226	$(77,546)

Net income (loss) per common share:

Basic	$0.07	$(0.58)	$0.41	$(0.29)
Diluted	$0.07	$(0.58)	$0.41	$(0.29)

Weighted average number of common
shares outstanding:

Basic	269,481	266,018	268,385	266,967
Diluted	272,901	266,018	270,832	266,967

*The Company modified its presentation of its Consolidated Statements of Operations effective for all periods presented.  Interest income, interest expense and other miscellaneous income/expense is now presented in the Interest and other income (expense) caption below Operating income (loss).

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com.  Please log on to the website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until February 21, 2014 and also by dialing (800) 677-7320 (US or Canada) or +1 (402) 220-0666 (international), Conference ID: FRXQ314.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market.  The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective.  Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development.  The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

CONTACT: Amanda Kaufman
Senior Manager Corporate Communications and Media Relations
amanda.kaufman@frx.com